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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (THIS "AGREEMENT") IS ENTERED INTO AS OF THE DAY SET FORTH BELOW, BY AND BETWEEN BIOMED RESEARCH TECHNOLOGIES, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND DONALD E. CLIPPINGER___, ("EMPLOYEE").

                                    RECITALS

         WHEREAS, COMPANY AND PARENT RECOGNIZE THE VALUE AND PRIOR EXPERIENCE OF EMPLOYEE; AND

         WHEREAS, EMPLOYEE'S SERVICES FOR AND ON BEHALF OF THE COMPANY ARE OF MATERIAL VALUE AND IMPORTANCE TO THE ENHANCEMENT OF THE VALUE OF THE COMPANY'S AND PARENT'S BUSINESS; AND

         WHEREAS, COMPANY DESIRES TO EMPLOY EMPLOYEE AND EMPLOYEE DESIRES TO SERVE THE COMPANY AS THE COMPANY'S PRESIDENT.

         NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS HEREIN SET FORTH, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, THE COMPANY, PARENT AND EMPLOYEE DO HEREBY AGREE AS FOLLOWS:

1.       EMPLOYMENT

         COMPANY hereby employs EMPLOYEE in its business as PRESIDENT and EMPLOYEE hereby accepts such employment, all upon the terms and conditions hereinafter set forth.

2.       TERM

         Unless sooner terminated pursuant to the provisions of this Agreement the term of employment under this Agreement shall be for three (3) years commencing SEPTEMBER 1, 2000 ("Employment Period"). The Employment Period shall be automatically renewed for succeeding terms of one (1) year ("Successive Employment Period") unless either party gives written notice of its intention not to renew said Agreement to the other party, at least one-hundred-eighty
(180) days prior to the end of the initial three-year term, or any succeeding term.

3.       EMPLOYEE'S DUTIES

         During the Employment Period, EMPLOYEE shall perform appropriate executive services for the COMPANY in accordance with the historical nature and scope of duties performed by EMPLOYEE as PRESIDENT for COMPANY. EMPLOYEE shall be entitled to make all normal executive level management decisions regarding matters within the COMPANY's usual course of business, which are related to the duties customary for EMPLOYEE in his capacity as PRESIDENT. EMPLOYEE shall serve on the advisory board to the COMPANY's Board of Directors. EMPLOYEE may, if elected, without additional compensation, unless expressly approved by the Board of Directors of the COMPANY, serve as a director of the COMPANY.

         EMPLOYEE's authority and duties shall be subject to review and direction from the Board of Directors of the COMPANY. EMPLOYEE agrees to abide by all rules and regulations established from time to time by

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the Board and shall comply with all COMPANY policies for the employees as such policies may exist from time to time, which are not inconsistent with his sole discretion to manage operations of the SURE MEDICAL subsidiary.

         During the term of this Agreement, EMPLOYEE shall devote his entire time, energy, and skill to the service of the COMPANY and the promotion of COMPANY'S interests, and shall use his best efforts in the performance of his services hereunder. The parties agree that EMPLOYEE shall not, during the Employment Period or Successive Employment Period, be engaged in any other business activity whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management consulting activities; provided, however, EMPLOYEE may invest his personal assets in businesses where the form or manner of such investments will not require services on the part of EMPLOYEE conflicting with the duties of EMPLOYEE under this Agreement and in which his participation is solely that of a passive investor. All commissions, fees or other income earned and received by EMPLOYEE, if any, in furtherance of the business of Company, or its affiliates or from any other business or financial opportunity or endeavor in which EMPLOYEE is an active participant and not a passive investor, shall be accepted by EMPLOYEE for the account of Company, and shall be remitted to Company within three (3) days of EMPLOYEE's receipt thereof. Company agrees to indemnify EMPLOYEE for any income tax or other tax liabilities incurred as a result of such income and remittance.

         EMPLOYEE shall perform services in such places and localities as the COMPANY may require from time to time, and he shall do such traveling on behalf of the COMPANY as may reasonably be required consistent with the historical requirements of the office of PRESIDENT for the COMPANY.

4.       COMPENSATION

         4.1 Base Salary. The COMPANY shall compensate and pay EMPLOYEE for his services during the term of this Agreement a base salary of $250,000 per year in the first year, $250,000 per year in the second year, and $250,000 per year in the third year ("Base Salary"). The Base Salary shall be paid to EMPLOYEE at no less than monthly intervals in accordance with the current normal payroll policies or as such policies may be changed by COMPANY from time to time in its sole discretion. All compensation paid to EMPLOYEE shall be subject to all appropriate withholding taxes.

         The Base Salary for each Successive Employment Period shall be determined, within thirty (30) days of the expiration of the Employment Period or each Successive Employment Period, through good faith negotiations between COMPANY and EMPLOYEE. Should the parties fail to agree upon a mutually acceptable increase in Base Salary for the Successive Employment Period, the compensation in effect for the immediately proceeding period shall continue until the parties hereto agree on its modification, or until termination of this Agreement, whichever is later.

         4.2      Stock Grants and Options.

         Upon execution of this Agreement, EMPLOYEE shall receive 500,000 shares of BIOMED RESEARCH TECHNOLOGIES, Inc.'s common stock vested twelve (12) months from the date of this Agreement.

         4.3 EMPLOYEE shall be entitled to a bonus annually equal to no less than one and a half (1.5%) percent of the net profits of the COMPANY calculated without taking into account any kind of distribution to the subsidiaries of the COMPANY. Net Profits shall be defined according to Generally Accepted Accounting Principles. EMPLOYEE may elect to take this bonus in any combination of cash and stock. Computation of stock is based on the Board of Directors approved Stock Option Plan.

         Each of the issuances of shares contained in this Agreement shall not be subject to share splits, reverse splits or other changes undertaken by the PARENT. Such splits, reverse splits or other changes shall automatically and without additional actions on the part of EMPLOYEE, COMPANY or PARENT modify this issuing of shares. If PARENT makes any conditional changes in either stock options or stock grants for any other of its officers or Board of Director members, at any time, these conditions and/or changes (i.e.: anti-


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dilution, increased stock percentages, "poison pill" clauses, etc.) would also then specifically apply to EMPLOYEE.

5.       PARTICIPATION IN PLANS AND BENEFITS

         In addition to the Base Salary, EMPLOYEE shall also receive such other benefits, fringe benefits and entitlement as is usual and customary for COMPANY to supply an EMPLOYEE of like status and position according to COMPANY's established policies on employment, including, without limitation, the following:

         COMPANY agrees to provide medical and dental services or reimbursement for such expenses to EMPLOYEE and his immediate family. Such medical plan shall be comparable to the benefits provided under a comprehensive medical plan approved by the Board of Directors. If the EMPLOYEE already has a medical and dental plan the EMPLOYEE can opt to decline these benefits.

         EMPLOYEE shall be entitled to two (2) weeks of annual vacation without reduction of EMPLOYEE's compensation. EMPLOYEE shall be entitled to such additional time of not less than three (3) non-consecutive days per annum without loss of compensation for attendance at meetings, conventions, and postgraduate courses as the Board of Directors of COMPANY shall, from time to time determine. Vacation days must be used during the calendar year and may not be accumulated. Each year of employment shall add an additional week of paid vacation, which shall not exceed four (4) weeks. Designated holidays are not considered as vacation days.

         EMPLOYEE shall be entitled to nine (9) non-consecutive days per annum absence due to sickness without reduction of EMPLOYEE's compensation. Sick days must be used during the calendar year and may not be accumulated.

6.       PUBLIC ANNOUNCEMENTS OF AGREEMENT 1.

         The parties agree that all public announcements regarding this Agreement or the planned research and developments or release of related technology shall be made by coordination between and mutual consent of the parties.

7.       NON-COMPETITION AGREEMENT

         Simultaneously with the execution and delivery of this Agreement, EMPLOYEE shall enter into a non-competition and non-solicitation agreement in the form of Exhibit "B" hereto (the "Non-Competition Agreement").

8.       INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

         Simultaneously with the execution and delivery of this Agreement, EMPLOYEE shall enter into an agreement in the form of Exhibit "C" hereto (the "Invention Assignment and Confidentiality Agreement").

9.       EXPENSES

         The COMPANY shall reimburse EMPLOYEE or otherwise provide for or pay for all reasonable expenses incurred by EMPLOYEE in furtherance or in connection with the business of the COMPANY and its subsidiaries, including of up $500, and obtain further pre-approved approval on all reasonable business related expenses.

         EMPLOYEE agrees that he will furnish to the COMPANY adequate records and other documents


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bearing evidence required by state and federal statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and state income tax returns of the COMPANY. If such expenses are paid for in the first instance by EMPLOYEE, the COMPANY will reimburse him. The COMPANY shall issue to EMPLOYEE a Corporate American Express or VISA Card for use in connection with expenses incurred in connection with the performance of this Agreement.

10.      TERMINATION

         COMPANY and/or EMPLOYEE shall have the absolute right to terminate this Agreement upon the occurrence of any of the following events:

         10.1 Whenever COMPANY and EMPLOYEE shall mutually agree to terminate in writing;

         10.2 Upon determination by the Board of Directors of COMPANY that just cause exists for termination for any of the following reasons: theft, fraud, embezzlement, dishonesty, or any material breach of this Agreement by EMPLOYEE.

         10.3     Upon the death of EMPLOYEE.

         10.4 If EMPLOYEE shall suffer disability. For purposes of this Agreement, "Disability" shall be defined as EMPLOYEE's inability, through physical or mental illness or other cause as certified by two medical doctors, to perform the majority of his usual duties for a period of six (6) months, or as may be defined in a valid disability insurance policy, whichever definition is less restrictive.

         10.5 Upon retirement of EMPLOYEE at age of Seventy (75) or at any agreed age thereafter.

         10.6 Upon thirty (30) days prior written notice by EMPLOYEE to the COMPANY.

         Upon termination for any of the foregoing causes, EMPLOYEE shall be entitled to receive only the compensation accrued, but unpaid, as of the date of termination and shall not be entitled to additional compensation except as otherwise expressly provided in this Agreement.

         The COMPANY may terminate this Agreement without cause upon thirty (30) days written notice to the EMPLOYEE. In the event of a without cause termination by the COMPANY, the EMPLOYEE shall receive his Base Salary, regular additional benefits and any stock grants based upon the performance adjustment due pursuant to this Agreement for the duration of the term of this Agreement or twelve (12) months, whichever is greater.

         In the event that the parties do not reach agreement on the terms for a Successive Employment Period, and as a result of the EMPLOYEE ceases to be employed by the company, the Company shall pay the EMPLOYEE severance pay equal to the EMPLOYEE's Base Salary plus any company performance adjustment due pursuant to this Agreement for a period of twelve (12) months after the EMPLOYEE leaves the Company's employ.

11.      DEATH OF EMPLOYEE

         In the event of the death of EMPLOYEE during the term of this Agreement, COMPANY shall pay to the Estate of EMPLOYEE either (a) EMPLOYEE's Base Salary for the remainder of the three (3) year term; or (b) EMPLOYEE's Base Salary for the remainder of the then Successive Employment Period, in regular monthly payments to commence three (3) months after the death of EMPLOYEE. There shall be deducted from the Base Salary paid to the Estate of EMPLOYEE the amount of proceeds actually paid to EMPLOYEE's designated beneficiary as a result of life insurance, if any, which the COMPANY may have instituted on behalf of EMPLOYEE.


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12.      EMPLOYEE DISABILITY

         In the event of disability of EMPLOYEE (whether temporary or permanent) such that EMPLOYEE is unable to render services hereunder during the term hereof, and so long as such disability continues, EMPLOYEE shall continue to receive his full compensation during the period of such disability, or until the termination of this Agreement. Disability is defined under the Termination Section of this Employment Agreement.

         There shall be deducted, from the amounts paid to EMPLOYEE hereunder during any period of disability, any amounts actually paid to EMPLOYEE pursuant to any disability insurance or other similar program which the COMPANY has instituted or may institute on behalf of EMPLOYEE.

13.      BUSINESS RECORDS SURRENDER

         All business and financial records pertaining to customers of the COMPANY, including but not limited to books, software, chips, compression, algorithms, records, memoranda, orders, invoices, list of customers, billings and payment of billings and all records pertaining to compensation and expenses of EMPLOYEE within the scope of employment shall at all times be the property of the COMPANY.

         Upon the termination of the EMPLOYEE's employment hereunder, for any reason whatsoever, and in addition to such other actions as may be reasonably required by COMPANY, the EMPLOYEE agrees to surrender to the COMPANY, in good condition, any record or records kept by him containing the names, addresses, and other information with regard to customers or potential customers of COMPANY which have been served or solicited by the

         EMPLOYEE during the term of the Agreement.

14.      MERGER, TRANSFER, DISSOLUTION OR CHANGE OF CONTROL

         This Agreement shall not be terminated by:

         14.1 merger or consolidation where COMPANY is not the consolidated or surviving corporation;

         14.2     transfer of all or substantially all of the assets of COMPANY;

         14.3 change of control of COMPANY pursuant to the acquisition by any person or entity or direct or indirect beneficial ownership of stock of COMPANY representing more than fifty (50%) of the votes which could be cast in an election of directors.

In the event of any such merger, consolidation, transfer of assets or change of control of COMPANY, the surviving or resulting corporation or the transferee of COMPANY's assets shall be bound by, and shall have the benefit of, the provisions of this Agreement.

15.      INDEMNIFICATION OF LOSSES OF EMPLOYEE

         COMPANY shall, to the maximum extent permitted by law, indemnify EMPLOYEE against expenses (including reasonable attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings arising by reason of the fact that EMPLOYEE is, or was, an EMPLOYEE, officer, agent, or Board Member of COMPANY. COMPANY shall advance to EMPLOYEE expenses incurred in defending any such proceedings to the maximum extent permitted by law. COMPANY's obligations under this Section shall not cease upon termination of this Agreement. EMPLOYEE may select legal counsel, at his sole discretion, to represent him in any such proceedings.

16.      MISCELLANEOUS


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         Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the COMPANY or to an officer of the COMPANY, or in lieu of such personal delivery, when deposited, in the United States mail, registered or certified mail, addressed to the COMPANY, at the address of its principal office located at 10150 Highland Manor Drive, Suite 200, Tampa, FL 33610 or to the EMPLOYEE at the address then appearing for him on the books and records of the COMPANY. The COMPANY may change the address of its principal office in the manner required by law for purposes of this paragraph by giving notice to the change, in the manner required by this paragraph, to the respective parties.

         Notwithstanding anything to the contrary contained herein , the payment or obligation to pay any money, or granting of any rights or privileges, to the EMPLOYEE as provided in this Agreement shall not be in lieu or in derogation of the rights and privileges that the EMPLOYEE now has under any plan or benefit presently outstanding.

         This Agreement may not be modified, changed, amended, or altered except in writing signed by the EMPLOYEE or his duly authorized representative, and by a duly authorized officer of the COMPANY.

         This Agreement shall be interpreted in accordance with the laws of the State of Florida without application of its conflict of law provisions. It shall inure to the benefit of and be binding upon the COMPANY, and its successors and assigns.

         EMPLOYEE shall not assign his rights and/or obligations hereunder.

         Should any litigation be commenced between the parties to this Agreement concerning any provision of this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his attorney's fees in such litigation which shall be determined by the Court in such litigation or in a separate action brought for that purpose. Prior to litigating any matter the COMPANY and the EMPLOYEE agree to non-binding arbitration as a means of dispute resolution.

         An original copy of this Agreement duly executed by the COMPANY and by the EMPLOYEE shall be delivered to the governing body of the COMPANY and be maintained by it at the principal office of COMPANY available for inspection only by consent of the EMPLOYEE.

         Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, subject to such invalidity not rendering the balance of the Agreement to be inconsistent with the original intent of the parties as evidenced by the terms of this Agreement.

         This instrument and the additional signed documents hereto constitute the entire understanding and Agreement of the parties hereto respecting the subject of this Agreement and all other attachments. All prior agreements, promises, negotiations, or representations (if any) concerning the subject matter not expressly set forth in this Agreement and all other attachments are of no force and effect.

         This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all parties hereto notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

         The Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         As used in this Agreement, the masculine gender shall include the feminine and neuter, and singular


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number shall include the plural, and vice versa.

         Time is of the essence of this Agreement.

         The failure or delay of either the COMPANY or EMPLOYEE at any time to require performance of any provision of this Agreement, even if known, shall not affect the right to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by either COMPANY or EMPLOYEE of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on either COMPANY or EMPLOYEE in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

         EMPLOYEE and COMPANY acknowledge that the services to be rendered by EMPLOYEE hereunder are extraordinary and unique and are vital to the success of the SURE MEDICAL Subsidiary of the COMPANY, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by EMPLOYEE or COMPANY. Therefore, in the event of a breach or threatened breach by either EMPLOYEE or COMPANY of any provision of this Agreement, then either the COMPANY or EMPLOYEE shall be entitled, in addition to all rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security.

         The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Broward County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts or records of the State of Florida in Broward County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.


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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year as set forth below.



         EMPLOYEE:



         By:
            ----------------------------------

            ----------------------------------
            Employee Name
            Date: __/__/__



         COMPANY:
         BIOMED RESEARCH TECHNOLOGIES Inc.



         By:
            -----------------------------------

         Print Name:
                    ---------------------------
         Date: __/__/__


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                                  EXHIBIT LIST

Exhibit A - Sample Stock Certificate

Exhibit B - Non-Solicitation and Non-Compete Agreement

Exhibit C - Assignment and Confidentiality Agreement